UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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INTEGRITY BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL ONE — ELECTION OF DIRECTORS
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD COMMITTEES AND MEETINGS
AUDIT COMMITTEE REPORT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
EXECUTIVE COMMITTEE REPORT
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
IN DEPENDENT AUDITORS
PROPOSAL TWO – AMENDMENT TO THE 2003 STOCK OPTION PLAN
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
PROXY SOLICITATION COSTS
OTHER MATTERS

INTEGRITY BANCSHARES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2006
     The Annual Meeting of Shareholders of Integrity Bancshares, Inc. (the “Company”) will be held at Integrity Bank, 11140 State Bridge Road, Alpharetta, Georgia 30022, on the 17th day of May 2006, at 1:00 p.m. (Atlanta time) for the following purposes:
1.	To elect four Class I members to the Board of Directors;

2.	To ratify an amendment to the Company’s 2003 Stock Option Plan increasing the number of shares of common stock issuable under the Plan to 1,950,000.

3.	To consider such other matters as may properly come before the meeting or any adjournment of the meeting.
     Only holders of record of the Company’s common stock at the close of business on April 3, 2006 will be entitled to notice of and to vote at the meeting. The stock transfer books will remain open.
     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date, and return the proxy promptly to the Company in the enclosed reply envelope. This will assist us in preparing for the meeting.
     All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Suzanne Long
Secretary
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

INTEGRITY BANCSHARES, INC.
11140 State Bridge Road
Alpharetta, Georgia 30022
April 19, 2006
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2006
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integrity Bancshares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Wednesday, May 17, 2006, at 1:00 p.m. (Atlanta time), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at Integrity Bank, 11140 State Bridge Road, Alpharetta, Georgia 30022. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all the nominees listed below under “ELECTION OF DIRECTORS,” and in accordance with the best judgment of the proxy holder on any other matters which may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. All written notices of revocation or other communications relating to proxies or the Meeting should be delivered to the Company at its principal executive office, 11140 State Bridge Road, Alpharetta, Georgia 30022, Attention: Suzanne Long, Secretary. The telephone number for the office is (770) 777-0324.
The Company has fixed April 3, 2006 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, there were outstanding and entitled to vote 14,588,342 shares of common stock of the Company, no par value per share, held by approximately 550 shareholders of record. Additionally, there were approximately 440 beneficial holders of common stock who held their shares through brokers or other nominees. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock must be represented at the Meeting, in person or by proxy, to constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.
Directors are elected by a plurality of the shares present in person or by proxy and entitled to vote. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, abstentions will not affect the outcome of the vote. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, do not exist in the context of an uncontested election of directors.
All other matters that may properly come before the Meeting, including the proposal to increase the number of common shares issuable under the Company’s 2003 Stock Option Plan, require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on such matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes. Abstentions and broker non-votes will not be counted as votes for or against approval of any other matter properly brought before the Meeting.
This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about April 21, 2006. An Annual Report to Shareholders, including a letter to shareholders from the Chief Executive Officer of the Company, the Company’s audited consolidated financial statements, and

Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this Proxy Statement.
PROPOSAL ONE — ELECTION OF DIRECTORS
Article Seven of the Company’s Articles of Incorporation provides that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. Article Seven also provides that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each director serves a three-year term.
The current Class I directors are Alan K. Arnold, James E. Bridges, Clinton M. Day, and Joseph J. Ernest. The current Class II directors are Don C. Hartsfield, Jack S. Murphy, and Richard H. Peden, Sr. The current Class III directors are Charles J. Puckett, Gerald O. Reynolds, Steven M. Skow, and Robert S. Wholey. The terms of the Class I directors expire this year. Those current Class I directors who have been nominated for re-election are listed below.
The table below sets forth certain information about the nominees, including the class of directors for which the nominee is being nominated, the nominee’s age, his or her position with the Company and his or her position with the Company’s operating subsidiary, Integrity Bank (the “Bank”). The persons named in the accompanying proxy intend to vote for the election of the nominees identified below to serve for a three-year term, expiring at the 2009 Annual Meeting of Shareholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead for such other person as management may recommend.
Nominees

Director			Position With	Position With
Name	Class	Age	The Company	The Bank
Alan K. Arnold	I	50	Director	Director
James E. Bridges	I	58	Director	Director
Clinton M. Day	I	46	Director/Chairman	Director/Chairman
Joseph J. Ernest	I	60	Director	Director
Alan K. Arnold – Mr. Arnold currently serves on the Company’s Executive and Audit/Compliance Committees as well as the Bank’s Loan Committee. Mr. Arnold was the owner and President of Wade Automotive from 1983 to 2002. He is now President of Arnold Consulting and Arnold Investments, which focus on real estate and other equities. Mr. Arnold is also a partner in Peachtree V (FNC), a real estate investment company.
James E. Bridges – Mr. Bridges has served as the President of JEBCO Ventures, Inc., a real estate developing firm since 1975.
Clinton M. Day – Mr. Day is the Chairman of the Board of the Company and the Bank and currently serves as chairman of the Executive Committee. He also currently serves on the Bank’s Loan Committee. Mr. Day is chairman of the Boards of Day Retail, LLC and Day Capital, LLC. He is a real estate broker and also holds interests in several real estate investment companies. Mr. Day currently serves on the Georgia Port Authority. He previously served two terms as a Georgia State Senator where he served on the Banking and Finance Committee and the Transportation Committee.

Joseph J. Ernest – Mr. Ernest currently serves on the Bank’s Loan Committee. He has served as CEO of Ernest Communications, Inc., a telecommunications firm, since 1997.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE.

The following persons are directors in the classes with terms expiring in 2007 and 2008.
Class II Directors — Term expires in 2007:
Don C. Hartsfield, 69, currently serves on the Bank’s Loan Committee. He also serves as the President of DCH, Inc. (since 1994), D.H. Lands, Inc. (since 1992), Georgia 400 Office Park, Inc. (since 1997), The Commerce Co. (since 1994), Overlook Associates, Inc. (since 1986), and Top-Spin, Inc. (since 1999), all of which are involved in various real estate development projects.
Jack S. Murphy, 64, currently serves on the Company’s Audit/Compliance Committee and the Bank’s Loan Committee. He is President and CEO of Lanier Athletic Center, a position he has held since 1997. He has also been a Georgia State Representative since 2002.
Richard H. Peden, Sr., 63, currently serves on the Company’s Executive Committee. He has been the owner and President of U.S. General Construction, a construction company, since 1968.
Class III Directors — Term expires in 2008:
Charles J. Puckett, 73, currently serves as the Chairman of the Company’s Audit/Compliance Committee. He also serves on the Company’s Executive Committee. Mr. Puckett has been retired since 1988 when he sold People’s Dodge, a car dealership that he had owned since 1988. He also serves as a Director for United Community Bank of Carrollton, Georgia and has several real estate investment interests.
Gerald O. Reynolds, 50, currently serves on the Company’s Audit/Compliance Committee and is chairman of the Bank’s Loan Committee. He has served as the Chairman and Chief Executive Officer of The Ad Shop, Inc., an advertising agency since 1990.
Steven M. Skow, 58, President and CEO of the Company and the Bank, currently serves on the Company’s Executive Committee and the Bank’s Loan Committee. Mr. Skow has 37 years of banking experience, with the last 28 years as President and Chief Executive Officer of high performing banks. Prior to joining the organizational team for the Bank in June of 1999, Mr. Skow had served as an independent bank consultant since October of 1997. Mr. Skow served as the President and Chief Executive Officer of First National Bank & Trust Co. in Williston, North Dakota from January 1991 until October 1997.
Robert S. Wholey, 56, currently serves as Vice Chairman of Central Financial Corporation, a multi-bank holding company headquartered in Hutchinson, Kansas. He has held this position since June 2000. From 1978 through June 2000, Mr. Wholey was with GRA, Thompson, White & Company, a public accounting firm, as Managing Director/CPA.
Other Executive Officers of the Company:
Suzanne Long, 46, joined the Bank in 2005 and was promoted to Senior Vice President and Chief Financial Officer in January 2006. She also serves as Secretary for the Company. Prior to joining the Bank, Ms. Long was a Vice President of The Summit National Bank where she served as Controller from 1995 to 2005. Ms. Long received her B.S. in Business Administration from Auburn University.

RELATED PARTY TRANSACTIONS
Certain officers and directors of the Company and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, have deposit accounts with the Bank and may have other transactions with the Company or the Bank, including loans from the Bank, in the ordinary course of business. In the opinion of the Board of Directors of the Company, the terms of all of the transactions with such persons and entities were no less favorable to the Company and the Bank than terms available in comparable transactions from others, and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties. The Company and the Bank expect to have such transactions on similar terms with their directors, executive officers and their affiliates in the future. One specific arrangement involves the construction of several bank branches and the completion of leasehold improvements to Bank-leased property by a company owned by a director. Each of these projects was properly bid to various vendors, and the company owned by the director provided the service at or below other comparable companies’ bids. All commitments, loans or other extensions of credit made by the Bank or the Company to officers, directors, and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank or the Company to be substantially the same as those prevailing at the time for comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans outstanding by the Bank to the Company’s directors, executive officers, or their affiliates as of December 31, 2005 totaled $11.9 million.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers, and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Three Form 4 reports were not filed timely during 2005 with respect to single transactions by Mr. James Bridges in September and Mr. Douglas Ballard and Mr. Robert Skeen, both in December. Apart from the foregoing, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2005, all of the Company’s directors, executive officers and beneficial owners of over 10% of the Company’s outstanding common stock filed all required forms on time.
BOARD COMMITTEES AND MEETINGS
General
The Company has a standing Audit Committee. It does not have a separately designated Nominating or Compensation Committee. Instead, the Company’s Executive Committee performs the functions that would customarily be performed by such committees. Below is a description of the Company’s Audit and Executive Committees, as well as certain other information regarding the Company’s nominations process and director attendance at meetings.
Audit Committee
The Company has an Audit Committee of the Board of Directors consisting of Charles Puckett (Chairman), Alan Arnold, Jack Murphy, and Gerald Reynolds. The Audit Committee’s functions include (1) engaging, overseeing, retaining, and compensating the independent auditors in determining the scope of their services; (2) monitoring the independence of the independent auditors; (3) pre-approving all audit and allowable non-audit services to be provided by the independent auditors; (4) determining that the Company has adequate administrative, operating, and internal accounting controls and that it is operating in accordance with prescribed procedures; and (5) serving as an independent party in the review of the Company’s financial information prior to its distribution to the Company’s shareholders and the public.
The Board of Directors has determined that each Audit Committee member is independent in accordance with Nasdaq Stock Market and Securities and Exchange Commission (“SEC”) regulations. None of the members of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
Executive Committee
The Company has an Executive Committee, consisting of Clint Day (Chairman), Richard Peden, Charles Puckett, Steve Skow, and Alan Arnold. Each of the Committee members, except for Mr. Skow, as CEO of the Company, and Mr. Peden, due to the construction contract arrangement described in the Related Party Transaction section above, is independent under Nasdaq Stock Market listing standards. The Executive Committee, in addition to its capacity as Executive Committee, also provides the functions of a Nominating Committee and a Compensation Committee to the Company.
The Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the bank, and professionals in the financial services and other industries. Similarly, the Committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity, and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the Committee deems relevant.
In performing the functions of a Compensation Committee, this Committee reviews the compensation of the Chief Executive Officer and senior officers of the Company and the Bank and makes recommendations regarding compensation to the full Board. Mr. Skow does not participate in discussions involving his own compensation.
Attendance at Meetings
In 2005, the Board of Directors of the Company met fifteen times, the Board of Directors of the Bank met sixteen times, the Audit Committee met four times, and the Executive Committee met five times. During 2005, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all Committees of the Board on which he served, except for Mr. Bridges. The Company does not have a formal policy regarding director attendance at annual shareholders’ meetings, although all directors are encouraged to attend. All of the eleven Company’s directors attended the 2005 annual meeting of shareholders.

AUDIT COMMITTEE REPORT
The Audit Committee reports as follows with respect to the Company’s 2005 audited consolidated financial statements:
Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the Company’s December 31, 2005 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee received from the independent auditors a summarized schedule of uncorrected misstatements determined during the audit, which were not considered by the independent audit firm egregious enough to change the unqualified opinion rendered in conjunction with the 2005 consolidated financial statements.
Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2005 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

Charles Puckett, Chairman	Alan Arnold	Jack Murphy	Gerald Reynolds

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Director Compensation
During 2005, each director received an attendance fee of $1,500 for each meeting of the Board of Directors of the Company and $2,667 for each meeting of the Board of Directors of the Bank. The Company’s Loan Committee chairman received an additional $1,000 per month for his capacity as chairman. Pursuant to this compensation arrangement, total fees of $203,500 were paid to Company directors, and total fees of $341,370 were paid to Bank directors in 2005.
In addition to the fees described above, directors are eligible to receive options, although there is not a prescribed formula for such grants. Each director received 4,000 options during 2005. Each option entitled the holder to acquire one share of the Company’s common stock for $22.00, which represented the fair market value of the underlying common stock on the date of grant, vested immediately upon grant, and expires ten years from the date of grant. These options and their exercise price were adjusted for the 2-for-1 stock split in December 2005 for a current total of 8,000 options each at an exercise price of $11.00 per share.

Executive Compensation
The following table shows the compensation paid by the Company during the years ended December 31, 2005, 2004, and 2003, to the Company’s Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in combined salary and bonus during the year ended December 31, 2005. We have omitted information on “perks” and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.
SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long-Term Compensation Awards
				Other
Name and				Annual	Securities
Principal Company				Compens-	Underlying		All Other
or Bank Position	Year	Salary (2)	Bonus (3)	ation(4)	Options/SARs(5)		Compensation

Steven M. Skow	2005	$349,837	$187,500	$51,837	87,510	(6)	$47,179	(9)
President and Chief Executive	2004	248,440	87,500	36,000	226,940	(6)	10,500	(10)
Officer of the Company, President	2003	211,762	—	8,000	411,625	(6)	—
and Chief Executive Officer of the Bank

Robert E. Skeen, III (7)	2005	167,319	80,000	—	70,000		142,016	(11)
Executive Vice President and Senior	2004	138,219	40,000	—	18,000		93,879	(11)
Lender of the Bank	2003	131,642	—	—	117,000		52,473	(11)

Douglas G. Ballard, II	2005	167,030	80,000	—	70,000		137,100	(12)
Executive Vice President and	2004	137,033	40,000	—	36,000		109,836	(12)
Regional Branch President of the Bank	2003	116,759	—	—	99,000		44,267	(12)

Rita B. Gray	2005	137,729	70,000	—	20,000		10,724	(10)
Senior Vice President of the Bank	2004	118,192	38,500	—	8,000		5,957	(10)
	2003	111,845	—	—	108,000		4,556	(10)

Jeff L. Sanders (8)	2005	137,518	70,000	—	24,000		26,379	(13)
Senior Vice President and Chief	2004	117,232	36,000	—	75,000		5,867	(10)
Financial Officer of the Company and the Bank	2003	43,792	—	—	—		421	(10)

(1)	In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance, or other benefits that are available to all salaried employees and certain perquisites and other benefits, securities, or property that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus shown in the table.

(2)	Includes deferred compensation made at the individual’s election pursuant to our 401(k) plan

(3)	Bonuses accrued in 2005 were paid in January 2006. Bonuses accrued in 2004 were paid in 2005.

(4)	Consists of board fees for Mr. Skow.

(5)	On January 23, 2003, Mr. Skow was granted an option to purchase five percent (5%) of our total outstanding common stock on the date of exercise. The number of securities underlying options granted consists of the increase in options that accrued to Mr. Skow during the year by virtue of an increase in the number of outstanding shares during the same year, as well as 4,000 options granted in

2005 to Mr. Skow as a director. The 4,000 options were adjusted at December 12, 2005 to 8,000 pursuant to the 2-for-1 stock split.

(6)	Adjusted for the 2-for-1 stock split awarded on December 12, 2005. See “Option/SAR Grants in Last Fiscal Year” for the terms of these options.

(7)	Mr. Skeen resigned from the Company and the Bank effective February 10, 2006.

(8)	Mr. Sanders resigned from the Company and the Bank effective March 3, 2006.

(9)	Consists of $34,579 for one-time reimbursement of personal expenses and $12,600 for 401(k) contributions paid by the Company.

(10)	Consists of 401(k) contributions paid by the Company.

(11)	Consists of $129,416, $86,729, and $46,473 in commissions and $12,600, $7,150, and $6,000 for 401(k) contributions paid by the Company for the years 2005, 2004, and 2003, respectively.

(12)	Consists of $124,500, $101,900, and $38,026 in commissions and $12,600, $7,936, and $6,241 for 401(k) contributions paid by the Company for the years 2005, 2004, and 2003, respectively.

(13)	Consists of $16,321 for stock option expense on non-qualified options and $10,058 for 401(k) contributions paid by the Company.
Stock Option Grants
The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options granted in 2005.
OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
						Potential Realizable
	Number of	Percent of Total				Value at Assumed
	Securities	Options/SARs		Market		Annual Rate of Stock
	Underlying	Granted to	Exercise	Price on		Price Appreciation for
	Options/SARs	Employees in	or Base	Date of	Expiration	Option Term
Name	Granted(1)	Fiscal Year	Price(1)	Grant	Date	5%	10%

Steven M. Skow	10,800	.8%	$2.45	$9.90	4/15/08	$97,313	$115,951

	68,710	4.9%	2.45	12.00	4/15/08	786,145	928,097

	8,000 (2)	.6%	11.00	11.00	5/17/15	55,343	140,249

Robert E. Skeen, III	20,000	1.4%	11.00	11.00	5/17/15	138,357	350,623

	50,000	3.5%	14.25	14.25	12/20/15	448,087	1,135,542

Douglas G. Ballard, II	20,000	1.4%	11.00	11.00	5/17/15	138,357	350,623

	50,000	3.5%	14.25	14.25	12/20/15	448,087	1,135,542

Rita B. Gray	20,000	1.4%	11.00	11.00	5/17/15	138,357	350,623

Jeff L. Sanders	24,000	1.7%	11.00	11.00	5/17/15	166,028	420,748

(1)	Adjusted for 2-for-1 stock split awarded on December 12, 2005.

(2)	The original grant was for 4,000 options at an exercise price of $22.00, which adjusted to 8,000 options at $11.00 per share after the above split.

Option Exercises and Holdings
The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning options exercised and unexercised options held as of the end of 2005.
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

				Value of Unexercised
	Shares		Number of Securities	In-the-Money
	Acquired		Underlying Unexercised	Options at 2005
	On	Value	Options at 2005 Year End	Year End(3)
Name	Exercise(1)	Realized(2)	Exercisable/Unexercisable	Exercisable/Unexercisable

Steven M. Skow	—	—	175,712/595,364	$2,092,858/$7,322,977

Robert E. Skeen, III	117,000	766,350	1,800/86,200	18,450/266,050

Douglas G. Ballard, II	99,000	648,450	8,400/97,600	86,100/382,900

Rita B. Gray	—	—	112,800/27,200	1,377,600/148,800

Jeff L. Sanders	25,002	146,875	24,999/48,999	256,240/346,240

(1)	Adjusted for 2-for-1 stock split awarded on December 12, 2005

(2)	Based on the quoted market value per share of the Company’s common stock on the date of exercise of the options.

(3)	Based on the quoted market value per share of the Company’s common stock on December 31, 2005 of $14.75 per share. The exercise prices on unexercised options varied from $2.45 to $14.25 per share.
Employee Agreements
Employment agreement with Steven M. Skow
     On January 23, 2003, the Company and the Bank entered into an employment agreement with Steven M. Skow whereby Mr. Skow was employed as the Company and the Bank President and Chief Executive Officer. The agreement has an initial term of five years and is automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
     Mr. Skow is entitled to receive annually an increase in salary as may be determined by our board of directors. In addition to his salary, Mr. Skow is eligible for such incentives and performance bonuses as may be authorized by the board of directors in its sole discretion. Mr. Skow was also granted stock options to acquire 5% of our total outstanding common stock on the date of exercise at an exercise price per share of $2.45. The original agreement provided for the options to vest over a nine-year period and expire upon the earlier of (i) January 22, 2013 or (ii) three months after the termination of Mr. Skow’s employment. The vesting period accelerates in the case of a change in control transaction. In December 2005, the board of directors approved the full vesting of the options as of April 15, 2008. The board of directors has also approved a plan amendment which calls for the full vesting of options in the event of death or disability.

     If the Bank terminates Mr. Skow’s employment other than “for cause” or if Mr. Skow terminates the agreement for “good reason”, then Mr. Skow will be entitled to severance pay equal to one year’s total compensation plus one month’s pay for each year of employment for up to 12 years, so that the maximum severance paid will be two years’ total compensation. “For cause” is defined to include, among other things, negligence or misconduct that constitutes as a matter of law a breach of Mr. Skow’s obligations or conduct that may be deemed by the board of directors to constitute moral turpitude. “Good reason” is defined to include, among other things, an adverse change in status or title or a reduction in base salary.
     If Mr. Skow’s employment is terminated after a change in control transaction (except for a “for cause” termination), Mr. Skow will be entitled to receive his salary through the month of the termination and severance pay equal to three times his then existing base salary. This payment is in addition to other amounts owed to Mr. Skow pursuant to the agreement.
     The employment agreement contains restrictions on Mr. Skow’s ability to compete with the Bank for a period of six months (one year if the termination is without cause) following the date of termination. He is also restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, he is restricted in his ability to solicit the Bank employees or customers with whom he had material contact during the 12-month period immediately preceding the termination of his employment.
Employment agreement with Rita Gray
     On January 23, 2003, the Bank entered into an employment agreement with the Rita Gray, Senior Vice President – Operations. The agreement has an initial term of three years and is automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 30 days prior written notice.
     Ms. Gray is entitled to receive annually an increase in salary as may be determined by the Bank’s Chief Executive Officer. In addition to her salary, she is eligible for such incentives and performance bonuses as may be authorized by the board of directors and the Chief Executive Officer in their sole discretion. Ms. Gray was granted stock options to acquire 108,000 shares of our common stock (adjusted for the December 12, 2005 2-for-1 stock split.) These options have a per share exercise price of $2.45, vest over a two-year period (with one-third vesting immediately), and expire upon the earlier of (i) January 22, 2013 or (ii) three months after the termination of the employee’s employment with the Bank. The vesting period accelerates in the case of a change in control transaction. In January 2005, the board of directors approved a plan amendment which calls for the full vesting of options in the event of death or disability.
     If the Bank terminates the employment other than “for cause” or if Ms. Gray terminates the agreement for “good reason”, then she will be entitled to severance pay equal to one month’s pay for each year employed by the Bank with a maximum of two years. “For cause” and “good reason” have similar definitions as those provided in the employment agreement for Mr. Skow.
     If the employment is terminated after a change in control transaction (except for a “for cause” termination), Ms. Gray will be entitled to receive her salary through the month of the termination and severance pay equal to one times her then existing base salary. This payment is in addition to other amounts owed to the employee pursuant to the agreements.
     The employment agreement contains restrictions on the ability of Ms. Gray to compete with the Bank for a period of six months (one year if the termination is without cause) following the date of termination. Ms. Gray is also restricted on the disclosure and use of the Bank’s confidential information and trade secrets. In addition, Ms. Gray is restricted in her ability to solicit the Bank employees or the Bank customers with whom she had material contact during the 12-month period immediately preceding the termination of their employment.
Executive/Compensation Committee Interlocks and Insider Participation
The Company’s Executive Committee, consisting of Clint Day (Chairman), Richard Peden, Charles Puckett, Steve Skow, and Alan Arnold, also serves as its Compensation Committee. Mr. Skow serves as an executive officer of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee of any other entity of which a member of our Executive Committee has served as an executive officer.
EXECUTIVE COMMITTEE REPORT
Introduction
Under rules established by the Securities and Exchange Commission, a company must provide certain data and information regarding the compensation and benefits provided to its most highly compensated executive officers, but no disclosure is required for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000. The disclosure requirements for the executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals. The Executive Committee of the Company has prepared the following report for inclusion in this Proxy Statement in response to such requirements.
The Company’s Executive Committee either approves or recommends to the applicable Board of Directors payment amounts and award levels for executive officers of the Company and the Bank. The report reflects the Company’s compensation philosophy as endorsed by the Bank’s and Company’s Board of Directors and the Company’s Executive Committee, and actions taken by the Company for the reporting periods shown in the compensation tables supporting the report.
General
The Executive Committee of the Company is composed of Steven M. Skow, who serves as the Company’s President and Chief Executive Officer, and four independent, non-employee directors. The non-executive directors who serve on the Executive Committee have no “interlocking” relationships as defined by applicable regulations. The Executive Committee fully supports the Company’s philosophy that the relationship between pay and individual and Company performance is the cornerstone of the salary administration program, and that the reward of consistent, superior performance is equally important as the control of salary expense in the management of the Company’s operating overhead. Pay for performance relating to executive officer compensation in these areas is based not only on individual performance and contributions but also on total Company performance relative to profitability and shareholder interests. The Executive Committee makes recommendations to the Board of Directors: (1) to ensure that a competitive and fair total compensation package is provided to the directors and executive officers in order to recruit and retain quality personnel, (2) to ensure that written performance evaluations are made not less frequently than annually, and (3) periodically to review and revise salary ranges and total compensation programs for directors and executive officers using information provided by current surveys of peer group market salaries for specific jobs.

Base Salary
The Company’s general philosophy is to provide base pay competitive with other banks and bank holding companies of similar asset size in the Southeast. Information regarding salaries paid by other financial institutions is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with the Company’s peers and competitors. In establishing executive officer salaries and increases, the Executive Committee considers individual performance on a subjective basis and the relationship of the officer’s salary to the defined salary market. For executives other than the Chief Executive Officer, adjustments to base pay are recommended by the Chief Executive Officer and approved by the Executive Committee using performance results documented and measured annually through a formal evaluation process that measures the quality of the executive’s work in his or her area of responsibility, his or her leadership within the Company and the community, and other personal characteristics. Based on these factors, the Committee set 2006 base salaries at the following amounts for the following executive officers: Mr. Ballard: $300,000; Ms. Gray: $160,000. Mr. Skeen and Mr. Sanders tendered their resignations in February 2006. See “—Chief Executive Officer Compensation” below for information as to the establishment and adjustment of his salary.
Annual Cash Incentives
The Committee awards cash incentives to better align pay with individual and Company performance. Funding for the Cash Incentive Plan depends on the Company’s first attaining defined performance thresholds for return on average equity, asset growth, and net income growth. These performance thresholds promote a group effort by all key managers, and market information is used to establish competitive rewards that are adequate to motivate strong individual performance during the year. Once these thresholds are attained, the Executive Committee, based in part upon recommendations from the Chief Executive Officer (except as to his own award), has discretion to approve awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. Based on their attainment of these goals, the executive officers named in the Summary Compensation Table received the bonuses listed therein for 2005. The Committee plans to continue to award cash incentives based on the same criteria for 2006.
Long-term Incentives
Another major objective of the Executive Committee is to reward executives for increasing shareholder value by providing them with opportunities to earn and acquire a meaningful ownership interest in the Company. Toward that end, the Committee grants stock-based incentive awards under the Company’s 2003 Stock Option Plan. Because the value of stock options and other stock awards is determined by the price of the Company’s common stock, the Committee believes these awards benefit shareholders by linking a potentially significant portion of executive pay to the performance of the common stock. In addition, the Plan assists the Company in attracting and retaining key employees and providing a competitive compensation opportunity. Awards to executive officers under the Plan are granted based on the Committee’s subjective assessment of the executive’s contributions to the Company’s performance and to the degree to which compensation in the form of a long-term incentive is likely to produce improved earnings, return on equity and assets, and other measures of Company performance. In 2005, the Committee granted options to purchase shares of common stock (adjusted for the December, 2005 two-for-one stock split) to each of the executive officers named in the Summary Compensation Table. See the “Option/SAR Grants in Last Year” table above for the number of shares granted to each executive officer.
Chief Executive Officer Compensation
The Executive Committee formally reviews the compensation paid to the Chief Executive Officer of the Company and of the Bank each year. Changes in base salary and the awarding of cash incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. Information gathered by a consulting firm is used in formulating recommendations regarding changes in the Chief Executive Officer’s compensation to ensure his total compensation is comparable with industry peers.
After review of market information, specific accomplishments, and the financial performance of the Company, the Committee increased the base salary of the Chief Executive Officer to $360,000 from $300,000, effective July 1, 2005. The Committee also awarded him a bonus of $187,500 for 2005, based on the Company’s attainment of designated thresholds under the Cash Incentive Plan and his contributions to the Company’s profitability during that year.
$1 Million Deduction Limit
At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Committee has not established a policy regarding this limit.
Summary
In summary, the Company’s overall executive compensation program is designed to reward managers for superior individual, Company and share value performance. The executive compensation program incorporates a shareholder point of view in several different ways. The Executive Committee monitors the various program guidelines and may adjust these as it deems appropriate. The Executive Committee believes that the compensation of the Company’s officers and employees, including the executive officers, is reasonable and competitive with compensation paid by other financial institutions of similar size and financial performance. The Company’s total personnel expense (which includes base salaries, cash bonuses, 401(k) matching contributions, health care coverage, and all other benefits) as a percentage of average assets was 3.16% for the year ended December 31, 2005.

Clinton Day (Chairman)	Richard Peden	Charles Puckett

Alan Arnold	Steven Skow

PERFORMANCE GRAPH
The following line graph compares the cumulative, total return on the Company’s common stock from September 30, 2004 to December 31, 2005, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market), and with that of the SNL Bank Index, provided by SNL Financial, LP, for our peer group (all banks in the Southeast). Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.
Total Return Performance

	Period Ending
Index	09/30/04	12/31/04	03/31/05	06/30/05	09/30/05	12/31/05

Integrity Bancshares, Inc.	100.00	172.37	156.32	189.47	179.21	232.89
NASDAQ Composite	100.00	112.19	103.27	106.44	111.53	117.50
SNL Southeast Bank Index	100.00	109.67	104.77	107.64	102.89	112.26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 15, 2006, the number of shares of common stock of the Company beneficially owned by each person known to the Company to own more than 5% of the outstanding shares of common stock, by each director and director nominee, by each executive officer of the Company named in the Summary Compensation Table, and by all of the directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name.
Information relating to beneficial ownership of common stock by individuals listed below is based upon information furnished by each person and upon “beneficial ownership” concepts set forth in rules under the Securities Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership.

	Number of		Percent of
	Shares		Class
	Beneficially		Beneficially
Beneficial Owner	Owned		Owned (1)

Directors
Alan K. Arnold	277,138	(2)	1.84%
James E. Bridges	123,000	(3)	*
Clinton M. Day	821,218	(4)	5.45
Joseph J. Ernest	222,068	(3)	1.47
Don C. Hartsfield	412,750	(5)	2.74
Jack S. Murphy	339,350	(3)	2.25
Richard H. Peden, Sr.	586,668		3.89
Charles J. Puckett	953,162	(6)	6.32
Gerald O. Reynolds	197,136	(3)	1.31
Steven M. Skow	162,849	(7)	1.08
Robert S. Wholey	203,576	(3)	1.35

Non-Director Executive Officers
Robert F. Skeen, III	118,800	(8)	*
Douglas G. Ballard II	109,994	(9)	*
Rita B. Gray	141,702	(10)	*
Jeff L. Sanders	50,000	(11)	*

Other 5% Shareholders
none	—		—

All directors, executive officers and other 5% shareholders as a group (15 in total)	4,719,411	(12)	31.30%

*	Represents less than one percent of the outstanding shares

(1)	Based on 14,516,342 shares outstanding as of March 15, 2006, and in the case of beneficial owners who hold options for shares exercisable within 60 days of March 15, 2006, includes as outstanding the number of shares subject to such options.

(2)	Includes 16,160 shares held by his children and trusts for his children, and 8,000 shares subject to options received under the Company’s Director Stock Option Plan.

(3)	Includes 53,000 shares subject to options received under the Company’s Director Stock Option Plan.

(4)	Includes 53,000 shares subject to options received under the Company’s Director Stock Option Plan. Mr. Day’s address is 2212 Ocean Road, St. Simons, GA 31522.

(5)	Includes 20,000 shares held by Mr. Hartsfield’s wife and 53,000 shares subject to options received under the Company’s Director Stock Option Plan.

(6)	Includes 53,000 shares subject to options received under the Company’s Director Stock Option Plan. Mr. Puckett’s address is 3844 Highway 166, Douglasville, GA 30135.

(7)	Includes 8,000 shares subject to options received under the Company’s Director Stock Option Plan.

(8)	Mr. Skeen resigned from the Company effective February 10, 2006.

(9)	Includes 8,400 shares subject to options received under the Company’s Stock Incentive Plan.

(10)	Includes 112,800 shares subject to options received under the Company’s Stock Incentive Plan.

(11)	Mr. Sanders resigned from the Company effective March 3, 2006.

(12)	Includes 561,200 shares subject to stock options received under the Company’s Employee Stock Incentive Plan exercisable within 60 days.
INDEPENDENT AUDITORS
Mauldin & Jenkins, LLC, Atlanta, Georgia, acted as the Company’s principal independent registered public accounting firm for the fiscal year ended December 31, 2005. Representatives of Mauldin & Jenkins, LLC are expected to be present at the Shareholders’ Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
The following table sets forth the fees for professional audit services rendered by Mauldin & Jenkins, LLC for the audits of the Company’s annual financial statements for the years indicated and fees billed by Mauldin & Jenkins, LLC for other professional services provided in the years indicated:

Category	2005	2004
Audit Fees (1)	$115,000	$65,300
Tax Fees (2)	6,000	5,300
All Other Fees	—	—

Total	$121,000	$70,600

(1)	Audit fees consist of fees for the audit of the Company’s financial statements, internal controls over financial reporting, and review of financial statements included in the Company’s quarterly reports.

(2)	Tax fees represent fees paid for tax return preparation.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.
PROPOSAL TWO – AMENDMENT TO THE 2003 STOCK OPTION PLAN
     In January 2003, the Company’s Board of Directors adopted the 2003 Stock Option Plan (the “Plan”) and reserved 1,350,000 (adjusting for stock splits since the date of adoption) shares of Common Stock for issuance thereunder (the “Plan Pool”). The Company’s shareholders approved the Plan at the 2003 Annual Shareholders’ Meeting. On August 18, 2004, the Company’s Board of Directors adopted a resolution increasing the number of shares in the Plan Pool from 1,350,000 to 1,650,000 (again, adjusted for stock splits), subject to shareholder approval. The Company’s shareholders approved the increase in the number of shares in the Plan Pool at the 2005 Annual Meeting of Shareholders. As of the present date, 1,590,216 options have been granted pursuant to the Plan.
     Since the Plan Pool was increased at the 2005 Annual Meeting of Shareholders, the Company has again experienced significant growth. Equity incentives in the form of stock options and other rights are an integral part of the Company’s overall compensation program and an effective way to provide incentives for employees. The Board of Directors believes that an increase in the number of shares available in the Plan Pool is consistent with the Company’s growth and should position the Company for further growth.
     The Board of Directors has adopted a resolution increasing the number of shares in the Plan Pool by 300,000 to a total of 1 ,950,000. This total represents 13.37% of the current total shares outstanding. At the Company’s Annual Shareholders’ Meeting, the shareholders are being asked to approve the amendment to the Plan increasing the number of shares available in the Plan Pool and reserving these shares of common stock for issuance thereunder.
     The Company’s Board of Directors recommends a vote FOR the approval of the amendment to the 2003 Stock Option Plan and the reservation of shares of Common Stock for issuance thereunder.
Summary of 2003 Stock Option Plan
     In January 2003, the Company’s Board of Directors approved the Bank’s 2003 Stock Option Plan (the “Plan”). The Plan is intended to advance the interests of the Company by providing selected employees of the Company and its subsidiaries a sense of proprietorship and personal involvement and to encourage employees to remain with and devote their best efforts to the Company. As of March 15, 2006, the Company and its subsidiaries had approximately 16 employees who were eligible to receive option grants under the Plan. The Board of Directors awards options under the Plan at its discretion based on the intended purpose of the Plan.
     The Plan currently authorizes the issuance of 1,650,000 shares of the Company’s common stock and is administered by the Company’s Board of Directors. If the proposed amendment to the Plan is approved by the Company’s shareholders, then the number of shares of the Company’s common stock that the Plan will authorize for issuance will increase to 1,950,000. The options may be incentive stock options or non-qualified options. The price at which a stock option is exercisable cannot be less than the fair market value of our common stock on the date of the grant as determined in good faith by our Board of Directors.

     Options granted under the Plan are exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash or in shares of the Company’s common stock previously held by the optionee, or a combination thereof.
     Any option that is granted under the Plan will expire not later than the date that is 10 years from the date the option is granted or such earlier date as will be set by the Board of Directors when an option is granted.
     Incentive stock options will not be granted to any individual pursuant to the Plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 determined at the time of the grant of the options in a calendar year, but only if the right to exercise such options shall have first become available in prior calendar years.
     No optionee owning more than 10% of the combined voting power of all classes of our capital stock then outstanding may purchase our common stock pursuant to incentive stock options under the Plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five years from the date of grant.
     The total number of shares on which options may be granted under the Plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation of the Bank, each option granted under the Plan will terminate. The grant of an option pursuant to the Plan will not in any way affect the right or power of the Bank to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.
     The Bank’s Board of Directors has the right at any time to amend or terminate the Plan. The Plan will terminate on the date that is ten years after the date on which the Plan was adopted, or July 12, 2014. However, no amendments may be made to the Plan without the approval of our shareholders of the Bank (except for amendments resulting from changes in our capitalization) which:
•	increase the total number of shares for which opt ions may be granted under the Plan;

•	change the minimum purchase price for the options;

•	affect any outstanding option or any unexercised right thereunder;

•	extend the option period; or

•	extend the termination date of the Plan.
Federal Income Tax Consequences
     The following discussion outlines generally the federal income tax consequences of participation in the Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.
     Incentive Stock Options
     A participant will not recognize income and will not be taxed upon the grant of an incentive stock option nor upon exercise of all or a portion of the option. Instead, the participant will be taxed at the time he or she sells the shares of common stock purchased on exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock during the two-year period from the date of grant of the incentive stock option and th e one-year period from the date the common stock is transferred to him or her, the gain will be capital gain, and the Company will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain prior to that time, the difference between the amount the participant paid for the common stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.
     Nonqualified Options
     A participant will not recognize income and will not be taxed upon the grant of a nonqualified option or at any time prior to the exercise of all or a portion of the option. At the time the participant exercises all or a portion of a nonqualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and the Company will then be entitled to a corresponding deduction.
     Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount reali zed on the disposition and the fair market value of the shares when the nonqualified option was exercised.
     Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.
Securities Authorized for Issuance Under Equ ity Compensation Plans
     The following table sets forth information relating to the Plan and the Company’s 2003 Directors Stock Option Plan, which are our only equity compensation plans, as of December 31, 2005. The figures presented in the following table do not include additional options that may accrue to Steven M. Skow, the Company’s President and Chief Executive Officer, by virtue of his option to purchase 5% of the Company’s total outstanding stock on the date of exercise at an exercise price of $2.45 per share.
Equity Compensation Plan Table

	( a)	(b)	(c)
Weighted-
		average exercise	Number of securities
	Numbe r of securities	price of	remaining available for
	to be issued upon	outstanding	future issuance under
	exercise of	options,	equity compensation
	outstanding options,	warrants and	plans (excluding securities
Plan category	warrants and rights	rights	reflected in column (a))

Equity compensation plans approved by security holders	1,228,996	$5.60	1,925
Equity compensation plans not approved by security holders	—	—	—

Total	1,228,996	$5.60	1,925

SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Proposals
Shareholder proposals submitted for consideration at the next annual meeting of shareholders must be received by the Company no later than November 26, 2006, to be included in the 2007 proxy materials. A shareholder must notify the Company before February 9, 2007 of a proposal for the 2007 Annual Meeting that the shareholder intends to present other than by inclusion in the Company’s proxy material. If the Company does not receive such notice prior to February 9, 2007, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such matter.
Communications
Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sent to the Secretary of the Company at the Company’s principal office at 11140 State Bridge Road, Alpharetta, Georgia 30022. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.
PROXY SOLICITATION COSTS
The Company will pay the cost of soliciting proxies for the 2006 Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, facsimile, or personal contact, the Company will contact brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock. These holders, after inquiry by the Company, will provide information concerning the quantities of proxy materials and 2005 Annual Reports they need to supply these items to beneficial owners; and the Company will reimburse them for the reasonable expense of mailing proxy materials and 2005 Annual Reports to such persons.
OTHER MATTERS
Management is not aware of any other matters to be presented for action at the Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote on such matters in accordance with their judgment.

The Company will furnish to its shareholders without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Requests should be made to Integrity Bancshares, Inc., 11140 State Bridge Road, Alpharetta, Georgia, 30022, Attention: Suzanne Long, Secretary. The report can also be obtained through our website at www.myintegritybank.com by accessing the investor relations page.

By Order of the Board of Directors,

Suzanne Long
Secretary
April 19, 2006

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230, so your shares are represented at Integrity Bancshares Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

INTEGRITY BANCSHARES, INC.	PROXY
This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.
The Board of Directors hereby recommend a vote FOR the proposal.
1.	To elect four (4) Class I nominees listed below to serve as directors of the Company for three (3)-year terms:

(1) Alan K. Arnold	(2) James E. Bridges	(3) Clinton M. Day	(4) Joseph J. Ernest

❑ FOR all nominees listed above. (except as marked to the contrary below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for an individual nominee, write that nominee’s name(s) in the space provided: ____________________________________
2.	To ratify and amendment to the Company’s 2003 Stock Option Plan increasing the number of shares of common stock issuable under the Plan to 1,950,000.

❑ FOR	❑ AGAINST	❑ ABSTAIN
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Integrity Bancshares, Inc. c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê  Please fold and detach card at perforation before mailing.  ê

INTEGRITY BANCSHARES, INC.
Solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 17, 2006
The undersigned shareholder of Integrity Bancshares, Inc. (the “Company”) hereby appoints Richard H. Peden, Sr. and Clinton M. Day and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the main office of the Company at 11140 State Bridge Road, Alpharetta, Georgia, on Thursday, May 17, 2006, and at any adjournment thereof, upon the proposal described in the accompanying Notice of the Annual Meeting, receipt of which is hereby acknowledged.

Dated:	, 2006

Signature

Signature

If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting.

PLEASE MARK, DATE AND SIGN THIS PROXY, AND RETURN IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE.